EXHIBIT 10.1
SECOND AMENDMENT
TO
EMPLOYMENT AGREEMENT
     This Second Amendment to Employment Agreement (“Second Amendment”) is effective February 28, 2008, and serves to modify only those certain terms of the Employment Agreement (“Agreement”) dated and effective December 1, 2004, as amended by the First Amendment to Employment Agreement (“First Amendment”) dated and effective May 8, 2006, between Intervoice, Inc. (“Intervoice”) and Robert E. Ritchey (the “Executive”), as stated herein.
1.     Paragraph 3 of the Agreement is amended by adding the following provisions at the end of the original text:
An additional period of six months’ employment (the “Supplemental Employment Period”) shall commence on March 1, 2008, and expire at the close of business on August 31, 2008. The Supplemental Employment Period shall be part of the Employment Term as earlier defined in this Paragraph 3, and the expiration of the Supplemental Employment Period shall have the same effect in all regards as is specified above with respect to the expiration of the third Annual Period.
2.     Paragraph 4(a) of the Agreement is amended by restatement in its entirety to read as follows:
(a)   During the Supplemental Employment Period, the Executive shall serve as the Chief Executive Officer of Intervoice. In such capacity, the Executive, subject to the ultimate control and direction of the Board, shall have and exercise direct charge of and general supervision over the business and affairs of Intervoice. In addition, the Executive shall have such other duties, functions, responsibilities, and authority as are from time to time delegated to the Executive by the Board; provided, however, that such duties, functions, responsibilities, and authority are reasonable and customary for a person serving in the same or similar capacity of an enterprise comparable to Intervoice. The Executive shall report and be accountable to the Board.
3.     Paragraph 7(e)(i)(B) of the Agreement is amended by restatement in its entirety, and a new Paragraph 7(e)(i)(C) is added, to read respectively as follows:
(B)   If the Executive is found guilty or enters into a plea agreement, consent decree, or similar arrangement with respect to any felony criminal offense or any violation of federal or state securities laws, or has any civil enforcement action brought against him by any regulatory agency, for actions or omissions related to his employment with Intervoice or any of its Affiliates, or if Intervoice reasonably believes that the Executive has committed any act or omission that would have entitled Intervoice to terminate his employment for Cause, whether such act or omission was committed during his employment with Intervoice or any of its Affiliates or thereafter, (1) Intervoice’s obligation to make payments to the Executive under this Paragraph 7(e) shall immediately end, and (2) the Executive shall repay to Intervoice any amounts paid to him pursuant to this Paragraph 7(e) within 30 days after a written request to do so by Intervoice; and
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(C)   Intervoice may delay any payment to the Executive under this Paragraph 7(e) if Intervoice reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the payment is made at the earliest date at which Intervoice reasonably anticipates that the making of the payment will not cause such violation and, provided further, that Intervoice treats all payments to similarly situated individuals on a reasonably consistent basis. For purposes of this subparagraph, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.
4.     Paragraph 7(e)(ii) of the Agreement is amended by restatement in its entirety to read as follows:
Subject to Paragraph 7(i), the Base Salary payments provided for under this Paragraph 7(e) shall be paid at the time and in the manner such Base Salary would have been paid as of the Employment Termination Date had there been no termination of employment, provided that such payments shall begin on the first payroll date after the later of the Executive’s Separation from Service or the Employment Termination Date.
5.     So much of the first sentence of Paragraph 7(f)(i) of the Agreement as reads “ . . . the Executive’s employment with Intervoice or an Affiliate or successor of Intervoice is terminated for any reason . . . ” is amended by inserting the words “by the employer” after the word “terminated.”
6.     Paragraph 7(i) of the Agreement is amended by restatement in its entirety to read as follows:
     Compliance with Code Section 409A. Any provision of this Agreement to the contrary notwithstanding, all compensation payable pursuant to this Agreement that is determined by Intervoice in its sole judgment to be subject to Section 409A of the Code shall be paid in a manner that Intervoice in its sole judgment determines meets the requirements of Section 409A of the Code and any related rules, regulations, or other guidance. If Intervoice determines that the Executive is a specified employee within the meaning of Section 409A of the Code on the date of the Executive’s separation from service (as defined in accordance with Section 409A of the Code), then, notwithstanding any provision of this Agreement to the contrary, no payment of compensation under this Agreement shall be made to the Executive during the period lasting six months from the date of the Executive’s separation from service unless Intervoice determines that there is no reasonable basis for believing that making such payment would cause the Executive to suffer adverse tax consequences pursuant to Section 409A of the Code and the regulations and other guidance thereunder. If any payment to the Executive is delayed pursuant to the foregoing sentence, such amount instead shall be paid on the earliest date that payment can be made to the Executive under Section 409A of the Code and the regulations and other guidance thereunder.
7.     Except and only as expressly provided herein, all provisions of the Agreement, as amended by the First Amendment, shall remain unchanged and continue in full force and effect, and are hereby ratified by the parties hereto. The provisions of this Second Amendment shall be read, construed, and interpreted together with the provisions of the Agreement and the First Amendment, and not in isolation; and are subject to all other terms of the Agreement as amended by the First Amendment. Paragraphs 21-27 of the
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Agreement, as amended by the First Amendment, are incorporated by reference herein, and shall fully apply to any actions brought on this Second Amendment, and to this Second Amendment’s enforceability, construction, interpretation, change, execution, and other conditions or requirements stated therein.
     IN WITNESS WHEREOF, Intervoice has caused this Second Amendment to be executed on its behalf by its duly authorized officer, and the Executive has executed this Amendment, effective as of the date first set forth above.

INTERVOICE, INC.		ROBERT E. RITCHEY

By:	/s/ David W. Brandenburg	/s/ Robert Ritchey

David W. Brandenburg

Printed Name

Chairman of the Board

Title
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